EXHIBIT E

FORMS OF LETTERS FROM THE FUND TO SHAREHOLDERS IN CONNECTION WITH ACCEPTANCE OF OFFERS OF TENDER

[______ __, 20__]

Dear Shareholder:

FT Vest Hedged Equity Income Fund: Series A3 (the “Fund”) has received and accepted for purchase your tender of all or some of your Shares of beneficial interest in the Fund (your “Shares”).

A cash payment in the amount of the value of the purchased Shares based on the unaudited value of the Fund as of October 9, 2026, will be wire transferred to the account designated by you in your Letter of Transmittal approximately on October 16, 2026, unless the repurchase date of the Shares in the Fund has changed; provided that, if you tendered only a portion of your Shares, and the remaining portion of your Shares would be less than the required minimum account balance of $25,000 (except as a result of pro ration), the Fund’s Board of Trustees reserves the right to reduce the amount to be repurchased from you so that the required minimum account balance is maintained or to repurchase the remainder of your Shares, in accordance with the terms of the tender offer.

If you are tendering only a portion of your account, you remain a Shareholder of the Fund with respect to the portion of the Shares that you did not tender.

Should you have any questions, please feel free to contact the Tender Offer Administrator at UMB Fund Services, Inc. at (877) 779-1999.

Sincerely,

FT Vest Hedged Equity Income Fund: Series A3

[______ __, 20__]

Dear Shareholder:

Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of your Shares in FT Vest Hedged Equity Income Fund: Series A3 (the “Fund”).

A cash payment in the amount of the value of the purchased Shares based on the unaudited value of the Fund as of October 9, 2026 has been wire transferred to the account designated by you in your Letter of Transmittal.

Should you have any questions, please feel free to contact the Tender Offer Administrator at UMB Fund Services, Inc. at (877) 779-1999.

Sincerely,

FT Vest Hedged Equity Income Fund: Series A3

Enclosure

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